SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
LODGIAN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
March 18, 2005
To Our Stockholders:
      On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Stockholders Meeting to be held on Thursday, April 28, 2005, at 10:00 a.m., Eastern Time, at the Georgia Society of CPAs, Atlanta Financial Center, North Tower, Suite 400, 3353 Peachtree Road, N.E., Atlanta, Georgia 30326.
      The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon. Also included in the mailing is a copy of our 2004 Annual Report to Stockholders.
      In addition to the specific matters to be acted upon, there will be a report on the progress of the company and an opportunity for questions of general interest to the stockholders.

Sincerely yours,

W. Thomas Parrington
President and Chief Executive Officer

LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2005

To Our Stockholders:
      Notice is hereby given that the annual meeting of stockholders of Lodgian, Inc. will be held at 10:00 a.m., Eastern Time, on Thursday, April 28, 2005, at the Georgia Society of CPAs, Atlanta Financial Center, North Tower, Suite 400, 3353 Peachtree Road, N.E., Atlanta, Georgia 30326, for the following purposes:

1. To elect eight directors to serve until the 2006 annual meeting of stockholders or until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent public auditors; and

3. To consider and act upon such other business as may properly come before the annual meeting.
      The board of directors has fixed the close of business on March 11, 2005 as the record date for the determination of stockholders entitled to notice of and to vote on any matters which may properly come before the annual meeting.
      All stockholders are cordially invited to attend the annual meeting in person. Even if you plan to attend the annual meeting, you are requested to vote, sign, date and return the accompanying proxy as soon as possible. If you are planning to attend the annual meeting, please notify the corporate secretary.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General
Counsel and Secretary
March 18, 2005
Atlanta, Georgia
IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PRE-PAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

      References in this proxy statement to “Lodgian,” “we,” “us,” “our” and “our company” refer to Lodgian, Inc. and, unless the context otherwise requires or otherwise as expressly stated, our subsidiaries.

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LODGIAN, INC.
3445 Peachtree Road, N.E., Suite 700
Atlanta, Georgia 30326
PROXY STATEMENT
      Our board of directors is soliciting your proxy in connection with our 2005 annual meeting of stockholders, which will be held on Thursday, April 28, 2005, commencing at 10:00 a.m., Eastern Time, at the Georgia Society of CPAs, Atlanta Financial Center, North Tower, Suite 400, 3353 Peachtree Road, N.E., Atlanta, Georgia 30326, and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the annual meeting in person. This proxy statement and the accompanying proxy card are being mailed to the holders of our common stock on or about March 28, 2005.
ABOUT THE MEETING
Why am I receiving this proxy statement and proxy card?
      You are receiving a proxy statement and proxy card because you own shares of common stock of Lodgian, Inc. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on the proposals so that you can make an informed decision.
      When you sign the proxy card, you appoint W. Thomas Parrington and Daniel E. Ellis as your proxies to vote your shares of common stock at the annual meeting and at all adjournments or postponements of the meeting. All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given. Other than the proposals described in this proxy statement, we do not know of any other matters that will be considered at the annual meeting. However, in the event that any other business properly comes before the annual meeting, the proxies will vote all shares represented by properly executed proxy cards in their discretion.
What am I voting on?
      You are being asked to vote on the following proposals:

Proposal 1:	To elect eight directors to serve until the 2006 annual meeting of stockholders or until their successors are elected and qualified;

Proposal 2:	To ratify the appointment of Deloitte & Touche, LLP as our independent auditors.
Who is entitled to vote?
      Our board of directors has fixed the close of business on March 11, 2005, as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting. As of the record date of March 11, 2005, there were 24,544,462 shares of our common stock issued and outstanding that were held by approximately 1,284 stockholders of record. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the annual meeting.
How many shares must be represented to have a quorum?
      The holders of a majority of the total shares of our common stock outstanding on the record date, whether present at the annual meeting in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. The shares held by each stockholder who signs and returns the enclosed form of proxy card will be counted for the purposes of determining the presence of a quorum at the meeting, whether or not the stockholder abstains on all matters or any matter to be acted on at the meeting. Abstentions and broker non-votes both will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.
How many votes are required to approve the proposals?
      With regard to the election of directors (Proposal 1), the eight nominees receiving the highest number of common stock votes cast at the annual meeting will be elected, regardless of whether that number represents a majority of the votes cast. The affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote is needed to approve the ratification of independent auditors (Proposal 2).
      With respect to the election of directors (Proposal 1), you have the opportunity to vote FOR any or all of the director nominees or WITHHOLD your vote as to any or all of the nominees. Because directors are elected by a plurality of the votes cast, a WITHHELD vote will have no impact on the election of directors. With respect to the other proposal, you have the opportunity to vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes are not counted in the tally of votes FOR or AGAINST a proposal. As a result, abstentions and broker non-votes will have the following effects on the outcome of each of the proposals to be considered at the annual meeting:

•	With respect to Proposal 1, broker non-votes will have no impact on the outcome of the vote;

•	With respect to Proposal 2, abstentions will have the same effect as a vote AGAINST the proposals; and
What if I return my proxy card but do not provide voting instructions?
      If you sign and return your proxy card, but do not include instructions, your proxy will be voted FOR the election of each nominee for director identified in Proposal 1 and FOR Proposal 2. Additionally, your proxy will be voted in the discretion of the proxies with respect to any other business that properly comes before the meeting.
What does it mean if I receive more than one proxy card?
      It means that you have multiple accounts at the transfer agent and/or with brokers and/or that you own shares of our common stock. Please sign and return all proxy cards to ensure that all your shares are voted. You may wish to consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address for better customer service.
What if I change my mind after I return my proxy?
      You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	Sending written notice to our corporate secretary at 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326

•	Signing another proxy with a later date; or

•	Voting in person at the meeting.
      Attendance at the annual meeting will not, in itself, constitute revocation of a proxy.
Will my shares be voted if I do not sign and return my proxy card?
      If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain “routine” matters, such as the election of directors (Proposal 1) and ratification of the appointment of independent auditors (Proposal 2). Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, or leave your shares unvoted. When a brokerage firm votes its customers’ shares on routine matters without having received voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.
What happens if the annual meeting is postponed or adjourned?
      If the annual meeting is postponed or adjourned for any reason, including to permit the further solicitation of proxies, at any subsequent reconvening of the meeting all proxies will be voted in the same manner as they would have been voted at the original annual meeting. However, as described above, you may revoke your proxy and change your vote at any time before the reconvened meeting.
How do I vote?
      You may vote by mail. You do this by signing your proxy card and mailing it in the enclosed, prepaid and self-addressed envelope.
      By Telephone and Internet Proxy. All shareowners of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or through the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareowners to vote their shares, and to confirm that their instructions have been properly recorded.
      You may vote in person at the meeting. Written ballots will be passed out to anyone who wants to vote at the meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the meeting.

FORWARD-LOOKING STATEMENTS
      This proxy statement contains forward-looking statements. These statements include statements relating to our plans, strategies, objectives, expectations, intentions and adequacy of resources, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believes,” “anticipates,” “expects,” “intends,” “plans,” “estimates” and “projects” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and the impact of those events on our business, financial condition, results of operations, cash flow, liquidity and prospects and are subject to many risks and uncertainties, including, among other things:

•	The effects of regional, national and international economic conditions, including economic conditions in our individual markets;

•	Competitive conditions in the lodging industry and increases in room capacity;

•	The effects of actual and threatened terrorist attacks and international conflicts and their impact on domestic and international travel;

•	The effectiveness of changes in management and our ability to retain qualified individuals to serve in senior management positions;

•	Requirements of franchise agreements, including the right of franchisors to immediately terminate their respective agreements if we breach certain provisions, and the cost of franchise renewals;

•	Seasonality of the hotel business;

•	The financial condition of the airline industry and its impact on air travel;

•	Our ability to complete planned hotel and land parcel dispositions;

•	The effect that Internet reservation channels may have on the rates that we are able to charge for hotel rooms;

•	The effects of unpredictable weather events such as hurricanes;

•	Increases in the cost of debt and our continued compliance with the terms of our loan agreements;

•	Our high level of secured debt;

•	Our ability to continue to meet the listing requirements of the Securities and Exchange Commission and the American Stock Exchange (“AMEX”);

•	The effect of self-insured claims in excess of our reserves, or our ability to obtain adequate property and liability insurance to protect against losses or to obtain insurance at reasonable rates;

•	Potential litigation, environmental claims and/or governmental inquiries and investigations;

•	Laws and regulations applicable to our business, including federal, state and local hotel, resort, restaurant and land use regulations, environmental employment, labor and disability laws and regulations; and

•	The effect of the majority of our assets being encumbered on our borrowings and future growth.
      Any of these risks and uncertainties could cause actual results to differ materially from historical results or those anticipated. Although we believe the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained and caution you not to place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect current or future events or circumstances or their impact on our business, financial condition, results of operations, cash flow, liquidity and prospects.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding ownership of our common stock as of March 1, 2005, by (i) each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) each of the members or nominees of the board of directors, (iii) each of the executive officers named in the summary compensation table, and (iv) all directors and executive officers as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.

	Common Stock
	Beneficially Owned

	Number of	Percentage of
Name	Shares(1)	Class(1)

Oaktree Capital Management, LLC(2)	2,817,577	11.0%
BRE/ HY Funding LLC(3)	1,326,909	5.2%
Key Colony Fund, LP(4)	2,043,300	8.0%
Teachers Insurance and Annuity Association of America(5)	2,412,060	9.4%
Donald Smith & Co., Inc.(6)	2,453,748	9.6%
Highfields Capital Management LP(7)	2,400,000	9.4%
Hotchkis and Wiley Capital Management, LLC(8)	1,280,109	5.0%
Michael W. Amaral(9)	12,288	*
Sean F. Armstrong(2)	—	*
Manuel E. Artime(10)	42,499	*
Russel S. Bernard(2)	—	*
Stewart J. Brown(11)	4,911	*
Kenneth A. Caplan(3)	—	*
Daniel E. Ellis(12)	5,575	*
Stephen P.Grathwohl(13)	1,111	*
Dr. Sheryl E. Kimes	—	*
Kevin C. McTavish(14)	14,786	*
W. Thomas Parrington(15)	29,170	*
Linda Borchert Philp(16)	1,667	*
All directors and executive officers as a group (14 persons)(17)	115,646	*

*	Less than one percent.

(1)	Ownership percentages are based on 25,544,462 shares of common stock outstanding as of March 1, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares and includes any security that such person or persons have or have the right to acquire within 60 days.

(2)	Oaktree Capital Management, LLC (“Oaktree”) filed a Schedule 13D/ A with the Securities and Exchange Commission on June 25, 2004, reporting beneficial ownership of 2,817,577 shares of common stock. The shares of common stock include 2,512,726 shares owned by OCM Real Estate Opportunities Fund II, L.P. (“OCM Fund II”), 267,855 shares owned by OCM Real Estate Opportunities Fund III, L.P. (“OCM Fund III”), 8,283 shares owned by OCM Real Estate Opportunities Fund IIIA, L.P. (“OCM Fund IIIA”) and 28,713 shares owned by a third party separate account (the “Account”). Oaktree is (x) the general partner of OCM Fund II, (y) the managing member of OCM Real Estate Opportunities Fund III GP, LLC, which is the general partner of OCM Fund III and OCM Fund IIIA, and (z) the investment manager for the Account. Accordingly, Oaktree may be deemed to beneficially own the shares of common stock owned by OCM Fund II, OCM Fund III, OCM Fund IIIA and the Account. Oaktree disclaims any such beneficial ownership. To the extent that Russel S. Bernard, a principal of Oaktree, and Sean F. Armstrong, a managing director of Oaktree, participate in the process to vote or to dispose of shares of common stock beneficially owned by Oaktree, each may be deemed to be a beneficial owner of such shares of common stock. Messrs. Bernard and Armstrong, each of whom is a director of Lodgian, disclaim any such beneficial ownership. Oaktree’s business address is 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(3)	BRE/ HY Funding LLC (“BRE/ HY”) filed a Schedule 13D/ A with the Securities and Exchange Commission on June 25, 2004, reporting beneficial ownership of 1,326,909 shares of common stock. BRE/ HY’s business address is 345 Park Avenue, 31st Floor, New York, New York 10154. Kenneth A. Caplan, a managing director of The Blackstone Group (“Blackstone”), an affiliate of BRE/ HY, may be deemed to be a beneficial owner of securities owned by BRE/ HY. Mr. Caplan disclaims any such beneficial ownership.

(4)	Key Colony Fund, LP filed a Schedule 13G/ A with the Securities and Exchange Commission on February 11, 2005 reporting beneficial ownership of 2,043,300 shares of common stock. The holdings include 2,034,800 shares owned by Key Colony Fund, LP and 8,500 shares owned by Lieblong & Associates, Inc. Key Colony Management, LLC, Lieblong & Associates, Inc. and Alex R. Lieblong are affiliated with Key Colony Fund, LP but disclaim beneficial ownership of any shares not directly owned.

(5)	Teachers Insurance and Annuity Association of America (“TIAA”) filed a Schedule 13G with the Securities and Exchange Commission on February 10, 2005 reporting beneficial ownership of 2,412,060 shares of common stock. TIAA presently holds 1,266,660 shares of common stock for the benefit of TIAA Real Estate Account, a separate account of TIAA. In addition, TIAA, as the parent of two registered investment advisers, may be deemed to have indirect voting or investment authority over 1,145,400 shares of common stock that are beneficially owned by three registered investment companies-College Retirement Equities Fund (“CREF”), TIAA-CREF Institutional Mutual Funds (“Institutional Funds”), and TIAA-CREF Life Funds (“Life Funds”), as well as TIAA-CREF Investment Management, LLC (in the case of CREF) and Teachers Advisors, Inc. (in the case of Institutional Funds and Life Funds, both of which are wholly owned subsidiaries of TIAA.

(6)	Donald Smith & Co., Inc. filed a Schedule 13G with the Securities and Exchange Commission on February 9, 2005 reporting beneficial ownership of 2,453,748 shares of common stock. Donald Smith & Co., Inc.’s business address is 152 W. 57th Street, 22nd Floor, New York, NY 10019.

(7)	Highfields Capital Management L.P. filed a Schedule 13G with the Securities and Exchange Commission on June 24, 2004 reporting beneficial ownership of 2,400,000 shares of common stock. Highfields GP LLC and Highfields Capital Ltd. are affiliates of Highfields Capital Management L.P. and may be deemed to beneficially own shares held by Highfields Capital Management L.P. Jonathon S. Jacobson and Richard L. Grubman are each managing members of Highfields GP LLC and each may be deemed to be a beneficial owner of the securities owned by Highfields Capital Management L.P. Messrs Jacobson and Grubman disclaim such beneficial ownership. The business address for Highfields Capital Management LP, Highfields GP LLC, Mr. Jacobson and Mr. Grubman is 200 Clarendon Street, 51st Floor, Boston, Massachusetts, 02116.

(8)	Hotchkis and Wiley Capital Management, LLC filed a Schedule 13G with the Securities and Exchange Commission on December 31, 2004 reporting beneficial ownership of 1,280,109 shares of common stock. The business address for Hotchkis and Wiley Capital Management, LLC is 725 South Figueroa Street, 39th Floor, Los Angeles, CA 90017-5439.

(9)	This number includes 13 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $54.87 per share, 42 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 8,889 shares subject to exercisable options held by Mr. Amaral. This number excludes 44,444 shares subject to options held by Mr. Amaral that are not exercisable within 60 days. Mr. Amaral’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.

(10)	This number includes 42,499 shares subject to options held by Mr. Artime. Of this amount, options to purchase, 6,667 shares are currently exercisable and 35,832 shares are subject to options that will become exercisable on March 31, 2005 pursuant to the resignation agreement with Mr. Artime, which was effective January 31, 2005. Mr. Artime’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.

(11)	This number includes 1,111 shares of common stock subject to exercisable options held by Mr. Brown. This number excludes 5,555 shares of common stock subject to options held by Mr. Brown that are not exercisable within 60 days. Mr. Brown’s business address is c/o Booz Allen Hamilton, 3190 Fairview Park Drive, Falls Church, Virginia 22042.

(12)	This number includes 4 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $54.87 per share, 13 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share and 5,555 shares subject to exercisable options held by Mr. Ellis. This number excludes 30,278 shares subject to options held by Mr. Ellis that are not exercisable within 60 days. Mr. Ellis’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.

(13)	This number includes 1,111 shares subject to exercisable options held by Mr. Grathwohl. This number excludes 5,555 shares subject to options held by Mr. Grathwohl that are not exercisable within 60 days. Mr. Grathwohl’s business address is c/o Burr Street Equities, LLC, 1178 Burr Street, Fairfield, Connecticut 06824.

(14)	This number includes 1,111 shares of common stock subject to exercisable options held by Mr. McTavish and 13,675 shares held by Mr. McTavish and other members of his family. This number excludes 5,555 shares of common stock subject to options held by Mr. McTavish that are not exercisable within 60 days. Mr. McTavish’s business address is c/o Summit Capital, LLC, 5400 LBJ Freeway, Suite 1470, Dallas, Texas 75240.

(15)	This number includes 11,111 shares of common stock subject to exercisable options held by Mr. Parrington as well as 1,382 restricted stock units which will vest and be convertible into an equal number of common shares on April 9, 2005. This number excludes 22,222 shares of common stock subject to options held by Mr. Parrington, that are not exercisable within 60 days and 44,444 restricted stock units that are not exercisable with in 60 days. Mr. Parrington’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.

(16)	This number includes 1,667 shares subject to exercisable options held by Ms. Philp. This number excludes 40,833 shares subject to options held by Ms. Philp that are not exercisable within 60 days. Ms. Philp’s business address is c/o Lodgian, Inc., 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326.

(17)	This number includes 17 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $54.87 per share, 55 shares of common stock issuable upon exercise of outstanding warrants with an exercise price of $76.32 per share, and 77,769 shares of common stock subject to exercisable options, as well as restricted stock units and options subject to exercise within 60 days.

PROPOSAL 1
ELECTION OF DIRECTORS
      Our bylaws provide that our board of directors will consist of not less than six members, the exact number to be determined by resolution adopted by the affirmative vote of a majority of all directors of Lodgian. The number of directors is currently set at eight. Directors are elected for a one-year term and hold office until the next annual meeting of stockholders and until their successors are appointed. The directors are elected by plurality vote which means that the eight director nominees receiving the highest number of affirmative votes at the annual meeting shall be elected to the board of directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.
      Sean F. Armstrong, Russel S. Bernard, Stewart J. Brown, Kenneth A. Caplan, Stephen P. Grathwohl, Kevin C. McTavish, Dr. Sheryl E. Kimes and W. Thomas Parrington, directors whose terms expire at the 2005 annual meeting, have been nominated for re-election to the board of directors to hold office until the 2006 annual meeting of stockholders or until a successor has been duly elected and qualified. These nominees presently are directors of Lodgian and have consented to be named as nominees and to serve as directors if elected. Should a nominee be unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the board of directors may recommend. Management does not anticipate that such an event will occur.
      The board of directors recommends a vote FOR each named nominee.
Information About the Nominees, Directors and Executive Officers
      The table below sets forth the names and ages of each of the eight nominees for re-election as directors, as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table.

Name	Age	Position

Sean F. Armstrong(1)(2)(4)	42	Director
Russel S. Bernard	47	Director and Chairman of the Board
Stewart J. Brown(3)	57	Director
Kenneth A. Caplan(1)(2)(4)	31	Director
Stephen P. Grathwohl(1)(3)	57	Director
Dr. Sheryl E. Kimes	50	Director
Kevin C. McTavish(2)(3)(4)	47	Director
W. Thomas Parrington(1)	60	Director, President and Chief Executive Officer

(1)	Member of the Executive Committee

(2)	Member of the Compensation Committee

(3)	Member of the Audit Committee

(4)	Member of the Nominating Committee
      Sean F. Armstrong, 42, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Mr. Armstrong is also chairman of the Executive Committee of our board of directors. He is a managing director of Oaktree, with which he has been associated since 1995. Prior to joining Oaktree, Mr. Armstrong was a vice president of Trust Company of the West.
      Russel S. Bernard, 47, has been a director and chairman of the board of directors of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. He is a principal of Oaktree, with which he has been associated since 1995, and is the portfolio manager of Oaktree’s real estate and mortgage funds. Prior to joining Oaktree, Mr. Bernard was a managing director of Trust Company of the West. Under sub-advisory relationships with Oaktree, he continues to serve as portfolio manager for the TCW Special Credits distressed mortgage funds.
      Stewart J. Brown, 57, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Since December 2002, he has been serving as a senior consultant with Booz Allen Hamilton as part of its Defense Team. He served active duty as a Colonel in the United States Army Reserve from September 2001 until he joined Booz Allen Hamilton in December 2002. During this time, he served as Chief of the Crisis Action Team in the Army Operation Center. Colonel Brown had previously served in the Army and Army Reserves between 1970 and 2002 where, among other duties, he served as Director of Training and Education in the Strategic Readiness System. Between 1997 and 2001, Colonel Brown served as principal and president of Real Estate Capital Services, LLC, a real estate consulting and finance firm. Colonel Brown has extensive experience in strategic and tactical planning, operational implementation, crisis management and turnaround situations.
      Kenneth A. Caplan, 31, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Mr. Caplan is also chairman of the Compensation Committee of our board of directors. Mr. Caplan is a managing director at The Blackstone Group (“Blackstone”), with which he has been associated since 1997. Mr. Caplan has been involved in a variety of real estate investments and investment initiatives, including property acquisitions, hotel investments and corporate ventures. Prior to joining Blackstone, he was an analyst in the real estate investment banking group of Lazard Frères & Co.
      Stephen P. Grathwohl, 57, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Mr. Grathwohl is also chairman of the Audit Committee of our board of directors. Mr. Grathwohl has been principal of Burr Street Equities, LLC, a boutique real estate advisory company, since 1997 and is a director of ShoreBank, a commercial bank chartered by the State of Illinois and headquartered in Chicago, Illinois. He also is a director of ShoreBank Development Corporation, a Chicago based real estate development and management company, and ShoreBank Advisory Services, an international financial research and consulting company, each an affiliate of ShoreBank.
      Sheryl E. Kimes, 50, has been a director of Lodgian since September 1, 2004. Dr. Kimes is a professor of operations management at Cornell University’s School of Hotel Administration. Dr. Kimes has provided yield-management consulting and training for a wide range of national and international hospitality concerns, including Starwood Asia-Pacific, Starwood Europe, Troon Golf, and Chevy’s FreshMex restaurants. Dr. Kimes has published over 30 journal articles, and serves on the editorial board of a number of highly respected industry publications, including the prestigious Cornell Hotel and Restaurant Administration Quarterly. She is an author/co-author of over 20 national and international conference papers and has been an invited speaker at international conferences. She was awarded the LaQunita Research Fellowship, and has received 15 university research grants. Prior to her entering academia, Dr. Kimes worked as an energy coordinator and consultant and conducted seminars on energy conservation across the U.S. Dr. Kimes is a member of the International Federation of Operations Research and Management Science, Decision Sciences and the Beta Gamma Honorary Scholastic Administration.
      Kevin C. McTavish, 47, has been a director of Lodgian since our emergence from Chapter 11 bankruptcy on November 25, 2002. Mr. McTavish is a principal of Summit Capital, LLC, a real estate investment firm based in Dallas, Texas. From 1995 to 2003, he was a principal at Colony Capital, LLC, an opportunistic real estate firm, where he sourced domestic and international opportunities. In addition to focusing on new investments during his seven years at Colony Capital, he was chief operating officer of Colony Advisors, the related asset management company to Colony Capital, from 1996 until 1998. In this capacity he was responsible for managing a 50 person asset management group and over $5 billion of real estate assets. He was a member of Colony Capital’s Investment Committee and Major Asset Review Committee. Prior to joining Colony Capital, Mr. McTavish worked with the Robert M. Bass Group in Fort Worth, Texas. There, he was a founder of Brazos Asset Management, LP which purchased, managed and sold over $3 billion of real estate assets during his five years with the firm. He is a member of the Pension Real Estate Association, the Urban Land Institute and the Samuel Zell Real Estate Center at the Wharton Business School.

      W. Thomas Parrington, 60, has served as our president and chief executive officer since July 2003, following service as our interim chief executive officer from May 2003 until that date, and has been a director since our emergence from Chapter 11 bankruptcy on November 25, 2002. Mr. Parrington has been involved in the lodging industry for over 30 years. Until December 1998, Mr. Parrington was president and chief executive officer of Interstate Hotels Company, a publicly traded company that merged with Wyndam Hotels in June 1998. During his 17-year tenure with Interstate, Mr. Parrington also served as chief financial officer and chief operating officer. Since leaving Interstate, Mr. Parrington has focused on real estate investments (primarily hotels) and consultancy.
Director Compensation
      We pay the non-employee members of the board of directors a quarterly retainer of $6,000, as well as fees of $1,500 per board meeting, $1,000 per board committee meeting, and $500 per telephonic board or board committee meeting. We also reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees. Directors who are employees do not receive any compensation for services performed in their capacity as directors. On June 25, 2004, we granted options to purchase 5,000 shares of common stock to each of the members of the Audit Committee of the board of directors. The options vest in three (3) equal annual installments beginning on June 25, 2005.
Board of Directors and Committees
      Our board of directors currently consists of eight directors, seven of whom are “independent” as defined under the corporate governance rules of AMEX.
      The board of directors held 17 meetings in the fiscal year ended December 31, 2004. Each of the incumbent directors attended at least 75% of the aggregate number of meetings of the board and of the committees on which he served, except for Dr. Kimes who joined the Board on September 1, 2004. Because we schedule our spring meeting of the board of directors in conjunction with the annual meeting of stockholders, directors normally attend each annual meeting. The 2004 annual meeting was attended by all of the eight directors then serving.
      In compliance with the AMEX corporate governance rules, the independent members of the board of directors will at least annually schedule an executive session without the non-independent directors or management.
      The board of directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.
      Audit Committee. The Audit Committee consists of Stephen P. Grathwohl (Chairman), Stewart J. Brown and Kevin C. McTavish. The committee met 10 times during fiscal 2004. The Audit Committee is responsible, under its written charter, for:

•	Engaging independent auditors to audit our financial statements and perform other services related to the audit, including determining the compensation to be paid to such independent auditors;

•	Reviewing the scope and results of the audit with the independent auditors;

•	Preapproving all non-audit services provided to Lodgian by the independent auditors;

•	Periodically assessing the independence of Lodgian’s auditors;

•	Reviewing and discussing with management and the independent auditors quarterly and annual financial statements, audit results and reports;

•	Establishing guidelines for our internal audit function and periodically reviewing the adequacy of our internal controls;

•	Establishing clear policies for Lodgian to follow in hiring employees or former employees of the independent auditors;

•	Reviewing and periodically updating our Policy on Business Ethics;

•	Considering changes in accounting practices;

•	Reviewing any correspondence, report, complaint or concern that raises issues regarding our financial statements or accounting policies and establishing procedures for (1) the receipt, retention and treatment of such complaints, and (2) the confidential, anonymous submission by employees of such concerns, and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.
      The board of directors has determined that the Audit Committee Chairman, Mr. Grathwohl, qualifies as an “audit committee financial expert” and that all members of the Audit Committee are “independent” under the AMEX corporate governance rules. The Audit Committee Charter is posted in the Investor Relations section of our website, www.lodgian.com.
      Compensation Committee. The Compensation Committee consists of Kenneth A. Caplan (Chairman), Sean F. Armstrong and Kevin C. McTavish. It met three times and took action three times by unanimous consent during fiscal year 2004. The principal functions of the Compensation Committee are to approve or, in some cases, to recommend to the board of directors, remuneration arrangements and compensation plans involving our directors and executive officers, review bonus criteria and bonus recommendations, review compensation of directors and administer our Amended and Restated Stock Incentive Plan. The board of directors has determined that all members of the Compensation Committee are “independent” under the AMEX corporate governance rules. The Compensation Committee has a written charter that is posted in the Investor Relations section of our website, www.lodgian.com.
      Nominating Committee. The Nominating Committee consists of Sean F. Armstrong, Kenneth A. Caplan and Kevin C. McTavish. The board of directors has determined that all members of the Nominating Committee are “independent” under the AMEX corporate governance rules. The Nominating Committee is responsible for assisting the board of directors in identifying, screening and recommending qualified candidates to serve as directors. The Nominating Committee has a written charter, which was adopted on February 10, 2004, that is posted in the Investor Relations section of our website, www.lodgian.com. The Nominating Committee met once in 2004.
      Executive Committee. The board of directors has also established an Executive Committee, on which Sean F. Armstrong (Chairman), Kenneth A. Caplan, Stephen P. Grathwohl and W. Thomas Parrington serve. The Executive Committee has the right to exercise all of the powers of the full board of directors in our management and affairs, other than with respect to any of the following matters: (1) approving or adopting, or recommending to the stockholders, any action expressly required by Delaware law to be submitted to the stockholders; (2) adopting, amending or repealing our certificate of incorporation or any bylaws; or (3) exercising any right or power expressly reserved for another committee of the board of directors. The Executive Committee did not meet in 2004.
Code of Ethics
      Our board of directors has adopted a code of ethics entitled “Policy on Business Ethics” that is applicable to all of our executive officers and employees. We have posted the policy in the Investor Relations section of our website, at www.lodgian.com.
Director Nominations
      The Nominating Committee of the board of directors is responsible under its charter for identifying qualified candidates for election to the board prior to each annual meeting of the stockholders. In addition, stockholders who wish to recommend a candidate for election to the board may submit such recommendation to the secretary of Lodgian. Any recommendation must include the name, age, business address, residence address, principal occupation, number of shares of capital stock owned, and other pertinent information on each proposed candidate and must be received in writing by February 27, 2006 for consideration by the Nominating Committee for the 2006 annual meeting.
      Although the Nominating Committee is willing to consider candidates recommended by stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by security holders. The Nominating Committee believes that a formal policy is not necessary or appropriate both because of the small size of the board and because for the past several years, we have not had any recommendations by stockholders for nominations to the board.
      The Nominating Committee has not prescribed any specific minimum qualifications that must be met by a candidate for election to the board of directors in order to be considered for nomination by the committee. In identifying and evaluating nominees for director, the Nominating Committee considers each candidate’s qualities, experience, background, skills and other qualifications, as well as any other factors that the candidate may be able to bring to the board. The process is the same whether the candidate is recommended by a stockholder, another director, management or otherwise. We have not paid fees to any third party for the identification or evaluation of candidates.
Communication with Directors
      We have established procedures for stockholders or other interested parties to communicate directly with the board of directors. Such parties can contact the board by email at: directors@lodgian.com or by mail at: Lodgian Board of Directors, 3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia 30326. All communications made by this means will be received directly by the Chairman of the Audit Committee and by our general counsel.
EXECUTIVE COMPENSATION
      The following table sets forth certain summary information concerning compensation paid to or earned by, for the three years ended December 31, 2004, each person who served as our chief executive officer during 2004 and each of our four most highly compensated executive officers other than the chief executive officer during 2004.
Summary Compensation Table

		Annual Compensation				Long-Term Compensation

				All		Restricted	Securities
				Other		Stock Award	Underlying
Name and Principal Position	Year	Salary	Bonus(1)	Compensation		($)	Options

W. Thomas Parrington(2)	2004	$655,000	—	$2,304		—	—
President and	2003	376,154	$200,000	14,183		$600,000	33,333
Chief Executive Officer	2002	—	—	—		—	—
Michael W. Amaral	2004	263,576	72,000	374	(5)	—	40,000
Executive Vice President	2003	250,963	—	346	(5)	—	13,333
and Chief Operating Officer	2002	250,963	516,275	—		—	—
Manuel E. Artime(3)	2004	220,656	—	131	(5)	—	32,500
Executive Vice President	2003	177,537	—	122	(5)	—	10,000
and Chief Financial Officer	2002	167,585	105,425	—		—	—
Daniel E. Ellis	2004	181,021	50,000	87	(5)	—	27,500
Senior Vice President	2003	151,844	—	81	(5)	—	8,333
General Counsel and Secretary	2002	127,346	107,595	—		—	—
Linda Borchert Philp(4)	2004	171,760	45,000	106	(5)	—	15,000
Vice President and	2003	135,952	—	—		—	2,500
Chief Accounting Officer	2002	90,972	30,000	—		—	—

(1)	For the fiscal year ended December 31, 2002, substantially all of the bonuses were awarded in recognition of efforts in connection with our successful restructuring, including restructuring bonuses of $500,000 for Mr. Amaral, $100,000 each for Messrs. Artime and Ellis and $30,000 for Ms. Philp.
(2)	Mr. Parrington was named interim chief executive officer in May 2003, with permanent appointment as president and chief executive officer in July 2003. Pursuant to the employment agreement we entered into with Mr. Parrington in July 2003, we awarded Mr. Parrington a signing bonus in the form of (1) the right to receive 66,666 restricted units of common stock, (2) an option to purchase an additional 33,333 shares of common stock and (3) $100,000 in cash payable in two payments on each of April 1, 2004 and April 1, 2005. The restricted units and the option each vest as to one-third of the original award on each of July 15, 2004, 2005 and 2006. One third of Mr. Parrington’s restricted units vested on July 15, 2004, and the Company issued Mr. Parrington 15,011 shares of common stock. We withheld 7,211 shares to satisfy tax withholding obligations. The value of the restricted units was $600,000 based on a price of $9.00 per share, which is the split adjusted closing price of the common stock as reported on the AMEX as of July 15, 2003, the date our board of directors approved the issuance of the units. Mr. Parrington received a bonus for 2003 of $100,000, which was paid 75% in cash and 25% in restricted units. Mr. Parrington was entitled to a performance bonus of $200,000 for 2004; but he elected to waive his entitlement to this award on the condition that it be divided among other executives of the company. The amount shown under “All Other Compensation” includes $2,304 for premiums paid for life insurance over $50,000 and $13,500 in director fees paid in 2003 before his appointment as chief executive officer.
(3)	Mr. Artime joined Lodgian in December 2001 as vice president and controller. He was appointed executive vice president and chief financial officer in October 2003. Mr. Artime resigned his position with Lodgian effective January 31, 2005.
(4)	Ms. Philp joined Lodgian in May 2002 as vice president and treasurer. She was appointed vice president and chief accounting officer in November 2003. On January 31, 2005, Ms. Philp was promoted to executive vice president and chief financial officer.
(5)	The amounts represent life insurance premiums we paid on behalf of these employees for life insurance with a death benefit in excess of $50,000.
Option Grants in Last Fiscal Year
      The following table sets forth all individual grants of stock options during the fiscal year ended December 31, 2004, to each of the current and former Named Executive Officers:

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation
	Underlying	Granted to	Exercise or		for Options Term(3)
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	Per Share(2)	Date	5%	10%

W. Thomas Parrington	—	—	—	—	—	—
Michael W. Amaral(1)	40,000	10.4%	$10.52	6/25/2014	$264,639	$670,647
Manuel E. Artime(1)(4)	32,500	8.5%	10.52	6/25/2014	215,019	544,901
Daniel E. Ellis(1)	27,500	7.2%	10.52	6/25/2014	181,939	461,070
Linda Borchert Philp(1)	15,000	3.9%	10.52	6/25/2014	99,240	251,493

(1)	These grants are exercisable in three equal annual installments beginning on June 25, 2005.
(2)	The exercise price of the options granted was equal to fair market value of the underlying stock on the date of grant.
(3)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date.

(4)	Pursuant to the terms of his resignation agreement, all of Mr. Artime’s options will vest on March 31, 2005 and become exercisable for 30 days, at which time they will expire.

These assumptions are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our common stock to date.
Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values
      The following table sets forth information concerning option exercises and the year-end values of unexercised options, including the aggregate dollar value of in-the-money options, held by the Named Executive Officers as of December 31, 2004.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
	Shares		Unexercised Options		Options at Fiscal
	Acquired	Value	at Fiscal Year-End		Year-End(1)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

W. Thomas Parrington	—	—	11,111	22,222	$36,666	$73,333
Michael W. Amaral	—	—	8,889	44,444	—	71,200
Manuel E. Artime(2)	—	—	6,667	35,832	—	57,850
Daniel E. Ellis	—	—	5,555	30,278	—	48,950
Linda Borchert Philp	—	—	1,667	15,833	—	26,700

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on December 31, 2004 and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the common stock at the time of such sale. The values are based on the closing price of the common stock on December 31, 2004 of $12.30 per share as reported on AMEX, less the exercise price payable upon exercise of such options. The values do not include options that were not in-the-money as of December 31, 2004.
(2)	Pursuant to the terms of his resignation agreement, all of Mr. Artime’s options will vest on March 31, 2005 and become exercisable for 30 days, at which time they will expire.
Stock Incentive Plan
      On April 8, 2004, shareholders approved an amendment to and restatement of the 2002 Stock Incentive Plan (the “Amended and Restated Stock Incentive Plan”). In accordance with the Amended and Restated Stock Incentive Plan, awards under the plan to acquire up to 2,950,832 shares of common stock may be granted to our directors, officers or other key employees or consultants. Awards may consist of stock options, stock appreciation rights, stock awards, performance share awards, section 162(m) awards or other awards determined by our Compensation Committee. Stock options granted pursuant to the Amended and Restated Stock Incentive Plan cannot be granted at an exercise price which is less than 100% of the fair market value per share on the date of the grant. Vesting, exercisability, payment and other restrictions pertaining to any awards made pursuant to the Amended and Restated Stock Incentive Plan are determined by the Compensation Committee.
      As of February 28, 2005, options to purchase 554,494 shares of our common stock were outstanding under the Amended and Restated Stock Incentive Plan. Additionally, pursuant to our employment agreement with Mr. Parrington, we have issued 66,666 restricted common stock units to Mr. Parrington under the Amended and Restated Stock Incentive Plan. On July 15, 2004, 22,222 of these restricted units vested and became convertible into a like amount of common shares. On this date, the Company issued Mr. Parrington 15,011 shares of common stock and withheld the balance of the vested shares (7,211) in order to satisfy tax withholding obligations. An additional 22,222 restricted units will become vested on July 15, 2005 and the balance of the units vest on July 15, 2006. Pursuant to his Employment Agreement, Mr. Parrington earned a performance bonus of $100,000 for 2003, which was payable in 2004. This bonus was payable 75% in cash and 25% in restricted units. Accordingly, 1,382 restricted stock units were issued to Mr. Parrington on April 9, 2004 and will fully vest on April 9, 2005. The employment agreement further requires that, subject to the approval of our board of directors, we grant to Mr. Parrington options to purchase up to an additional 50,000 shares of common stock, and/or shares of restricted common stock, the number of such shares and vesting of which will be determined based on the achievement of certain company performance objectives. After taking into account the outstanding options, previously exercised options and the options and shares of restricted common stock that we have agreed to grant in the future under the Stock Incentive Plan, as of February 28, 2005, we have 2,307,084 shares of common stock reserved and available for grant under the Stock Incentive Plan.
Employment Agreements
      W. Thomas Parrington is employed by us pursuant to a written employment agreement. Mr. Parrington’s employment agreement has an initial term of three years that begun on July 1, 2003 and is automatically renewed for an additional one-year period unless either party provides written notice of termination at least 60 days in advance of the expiration date of the current term. We pay Mr. Parrington an annual base salary of not less than $650,000. On July 15, 2003, we awarded Mr. Parrington a signing bonus in the form of (1) the right to receive 66,666 restricted shares of common stock, (2) an option to purchase an additional 33,333 shares of common stock and (3) $100,000 payable in cash in two payments on each of April 1, 2004 and April 1, 2005. The restricted shares and the options each vest as to one-third of the original award on each of July 15, 2004, 2005 and 2006. Subject to the approval of our board of directors, we have also agreed to grant Mr. Parrington additional options to purchase up to 50,000 shares of common stock, the number of such shares and vesting of which will be determined based on the achievement of certain company performance objectives. If the company performance goals and certain other conditions are met, Mr. Parrington will have the right to receive restricted shares of common stock in an amount determined by a formula as set forth in his employment agreement and, in that event, an equal number of shares covered by such option will lapse.
      Mr. Parrington also is eligible for an annual bonus of up to 100% of his base salary, payable 75% in cash and 25% in restricted shares of common stock, to be determined based on the achievement of certain company performance objectives. For 2004, Mr. Parrington was eligible to receive $200,000 as a performance bonus, but he elected to waive his entitlement to this award, on the condition that it be divided among other company employees. Following Mr. Parrington’s termination from employment in certain events, such as termination without cause or his resignation for good reason, which includes a change of control of Lodgian (as defined in the employment agreement), his employment agreement provides for our continued payment of his base salary, unpaid cash signing bonus, medical benefits and eligible annual performance bonus through the expiration date of the agreement or two years, whichever is shorter. In addition, Mr. Parrington’s outstanding options and restricted stock awards will be vested in full in the event of such termination of employment. The employment agreement includes post-employment restrictive covenants not to disclose our confidential information or recruit our employees.
      We also have entered into employment agreements with each of our other executive officers (the “Executive Officer Employment Agreements”) including Michael Amaral, Executive Vice President and Chief Operating Officer, Linda Philp, Executive Vice President and Chief Financial Officer, Daniel Ellis, Senior Vice President, General Counsel and Secretary and Samuel Davis, Senior Vice President of Construction.
      The Executive Officer Employment Agreements have an initial term of two (2) years and automatically renew for additional one-year periods unless either party provides written notice of termination at least 180 days in advance of the expiration of the current term. In the event of a termination of employment in certain circumstances, such as termination without cause, resignation for good reason, non renewal of the employment agreement within 180 days after a change of control, death or disability, the Executive Officer Employment Agreements provide for a lump sum severance payment equal to the greater of (1) the employee’s current base salary for the remainder of the term of the agreement or (2) the employee’s then current base salary for a period of twelve (12) months. In addition, the severance benefit provides for payment of medical insurance premiums, acceleration of unvested options and payment of a pro rata portion of any earned bonus.
      In the event the Company elects not to renew an Executive Officer Employment Agreement (and a change of control has not occurred within 180 days) the employee is entitled to a severance payment equal to his then current base salary for a period of six (6) months plus payment of medical insurance premiums, acceleration of unvested options and payment of a pro rata portion of any earned bonus.
      The Executive Officer Employment Agreements contain certain restrictive covenants which prohibit the employees from disclosing trade secrets and confidential information of the Company and also prohibit the employees from soliciting customers, recruiting employees and performing similar duties for a competitor of the Company within a defined geographic region for six (6) months after termination of the agreement.
      On January 31, 2005, Manuel Artime resigned as the Company’s Executive Vice President and Chief Financial Officer. We entered into a release agreement with Mr. Artime on that date whereby we agreed to continue to employ Mr. Artime through March 31, 2005 at his then current base salary. In addition, we agreed to pay Mr. Artime a lump sum severance benefit of between $109,437 and $164,156 depending on certain performance criteria. In addition, we will pay Mr. Artime all earned vacation and his medical insurance premiums through May 31, 2006. All of Mr. Artime’s unvested stock options will vest on March 31, 2005 and will be exercisable for 30 days, at which time they will expire.
Limitation of Liability and Indemnification of Officers and Directors
      Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.
REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee of the board of directors determines the compensation and benefits of the chief executive officer and other executive officers and oversees the Stock Incentive Plan. The Compensation Committee is composed solely of non-employee directors. Kenneth A. Caplan (Chairman), Kevin C. McTavish and Sean F. Armstrong serve on the Committee. The Compensation Committee met three times and took action three times by unanimous written consent during fiscal 2004.
      Our executive compensation policies are designed to provide competitive levels of compensation that integrate remuneration with our short-term and long-term performance goals, to reward corporate performance and recognize individual initiative and achievement.
Compensation of Executive Officers Generally

Base Compensation.
      The base salaries of our executive officers are based in part on comparative industry data and on various quantitative and qualitative considerations regarding corporate and individual performance. An executive’s base salary is determined only after an assessment of his or her sustained performance, current salary in relation to an objective salary range for the executive’s job responsibilities and his or her experience and potential for advancement. Further, in establishing base salaries for our executive officers, the Compensation Committee considers numerous other factors, including the following:

•	Industry compensation trends;

•	Cost-of-living and other local and geographic considerations;

•	Consultation with other Lodgian executives;

•	Hospitality industry and job-specific skills and knowledge;

•	Historical and expected contributions to our performance; and

•	Level, complexity, breadth and difficulty of duties.

Stock Options and Stock Appreciation Rights.
      Our executive officers are eligible for participation in our Amended and Restated Stock Incentive Plan. The Compensation Committee, in its sole discretion, determines participation, vesting, exercisability, payment and other restrictions pertaining to any awards made pursuant to the Amended and Restated Stock Incentive Plan. Awards may consist of stock options, stock appreciation rights, stock awards, performance share awards, section 162(m) awards or other awards determined by the Compensation Committee.

Other Benefits.
      Executive officers also participate, on a voluntary basis, in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. In addition, executive officers receive, along with and on the same terms as other employees, certain benefits pursuant to our 401(k) plan.
Compensation of the Chief Executive Officer
      With the approval of the Compensation Committee, the Company entered into a three year employment agreement with our president and chief executive officer in 2003.
      For the year ended December 31, 2004, Mr. Parrington’s compensation plan included a base salary of $650,000. We also agreed to pay Mr. Parrington a signing bonus of $100,000 in cash payable in two payments on each of April 1, 2004 and April 1, 2005. In addition, Mr. Parrington’s signing bonus included the award of 66,666 restricted stock units and 33,333 options to acquire our common stock. The restricted stock units and options vest equally over a period of three years, and the vesting period began on July 15, 2003. Pursuant to his employment agreement, Mr. Parrington is eligible for an annual performance bonus of up to 100% of his base salary based upon the Company’s achievement of certain EBITDA targets. For calendar year 2003, Mr. Parrington earned a performance bonus of $100,000 which was paid 75% in cash and 25% in restricted stock units. For calendar year 2004, Mr. Parrington earned a performance bonus of $200,000. However, he agreed to waive his entitlement to the payment of this bonus on the condition that it be divided among other company employees. He also is entitled, subject to board of director approval, to the grant of options to purchase up to an additional 50,000 shares of common stock, and/or shares of restricted common stock, the number and vesting of such shares will be determined based on the achievement of certain company performance objectives.
Policy with Respect to Qualifying Compensation for Deductibility
      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deduction allowable to us for compensation paid to our chief executive officer and each of the three other most highly compensated executive officers to $1.0 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible. The Compensation Committee believes that the award of options made under the Amended and Restated Stock Incentive Plan to employees will qualify as performance-based compensation and thereby be excluded from the $1.0 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances, the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Submitted by,

Kenneth A. Caplan, Chairman
Kevin C. McTavish
Sean F. Armstrong
      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
Compensation Committee Interlocks and Insider Participation
      None of the members of our Compensation Committee is or has been an executive officer of Lodgian or any of our subsidiaries, and no Lodgian executive officer has been on the compensation committee of any company that employs any of our independent directors.
REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of the board of directors is comprised of three independent directors and operates under a written charter. There were ten meetings of the Audit Committee during the fiscal year ended December 31, 2004.
      Management is responsible for our internal controls and financial reporting process. Our independent auditors are responsible for performing an independent audit of our financial statements in accordance with accounting standards generally accepted in the United States and to issue a report thereon. The Audit Committee has general responsibility for oversight of the accounting and financial processes of Lodgian and its subsidiaries, including oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualification and independence of our auditors and the performance of our internal audit function and independent auditors.
      In this context, the Audit Committee has met and held discussions with management and our independent auditors. Management reported to the Audit Committee that our consolidated financial statements for the 2004 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with management and our independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 Communications with Audit Committee, as amended.
      Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards No. 1 Independence Discussions with Audit Committees and the Audit Committee discussed with the independent auditors their firm’s independence. The Audit Committee considered whether the provision of services by the independent auditors, other than audit services, is compatible with maintaining the independent auditors’ independence and compliance with applicable laws and regulations as well as the rules of AMEX.

      Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. The Audit Committee also has recommended the selection of Deloitte & Touche LLP as our independent auditors.

Submitted by,

Stephen P. Grathwohl, Chairman
Stewart J. Brown
Kevin C. McTavish
      The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The following parties have a direct or indirect material interest in transactions with Lodgian since the beginning of its most recently completed fiscal year and such transactions are described below.
      Certain funds affiliated with Oaktree Capital Management, LLC (“Oaktree”) and The Blackstone Group (“Blackstone”), representatives of which serve on our board of directors, received 2,262,661 shares and 1,049,034 shares, respectively, of common stock that were exchanged for shares of our preferred stock previously owned by them at the time of our equity offering completed in June 2004. Approximately $26.3 million and $11.1 million of the net proceeds from the equity offering were used to redeem the remaining shares of Preferred Stock held by affiliates of Oaktree and Blackstone, respectively. Oaktree and Blackstone are currently the beneficial owners of 2,817,577 and 1,326,909 shares of our common stock, respectively.
      Until May 1, 2004, we had a revolving loan agreement with OCM Fund II that allowed us to borrow up to $2 million; however, all of our borrowings under that agreement were repaid in full in December 2003. The interest rate on the loan was 10% per annum, and in 2003 we paid $42,222 in interest to OCM Fund II on our borrowings. This revolving loan agreement was secured by two land parcels and expired on May 1, 2004. OCM Fund II is a greater than 10% stockholder, and Oaktree is the general partner of OCM Fund II. Russel S. Bernard, a principal of Oaktree and Sean F. Armstrong, a managing director of Oaktree, are directors of Lodgian.
      Our Policy on Business Ethics addresses any conflicts of interests on the part of any employees that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Policy on Business Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our chief executive officer. Further, all related party transactions involving our directors or executive officers are reviewed by the Audit Committee, in accordance with the AMEX corporate governance rules.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports of ownership and reports of changes in ownership of the common stock and other equity securities with the Securities and Exchange Commission. Directors, executive officers and 10% stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us, we believe that during 2004, Kevin McTavish, failed to file a Form 4, Statement of Changes in Beneficial Ownership, on a timely basis.

PERFORMANCE GRAPH
      We emerged from reorganization proceedings under Chapter 11 bankruptcy on November 25, 2002. Pursuant to the Joint Plan of Reorganization approved by the Bankruptcy Court, the previous common stock was cancelled and new common stock became available for issuance. The new common stock began trading on AMEX on January 28, 2003, under the symbol “LGN.” There is no meaningful market information relating to the price of the common stock from November 25, 2002 until the new common stock was listed on AMEX on January 28, 2003.
      The following stock performance graph compares the cumulative total stockholder return of our common stock between January 28, 2003 (the date our current common stock commenced public trading) and December 31, 2004, against the cumulative stockholder return during such period achieved by the Dow Jones Lodging Index and the Wilshire 5000 Total Market Index. The graph assumes that $100 was invested on January 28, 2003 in each of the comparison indices and in our common stock. The chart is adjusted to reflect a 1 for 3 reverse stock split which was effective on April 30, 2004.

	Jan-03	Feb-03	Mar-03	Apr-03	May-03	Jun-03	Jul-03	Aug-03	Sep-03	Oct-03	Nov-03	Dec-03

Lodgian, Inc.	$100.00	$63.05	$61.14	$49.14	$64.95	$57.52	$92.95	$99.05	$101.90	$145.52	$118.86	$100.00
Dow Jones US Hotels Index	$100.00	$96.78	$101.21	$115.20	$123.13	$119.99	$133.36	$136.70	$142.49	$140.43	$146.23	$150.03
Dow Jones Wilshire 5000	$100.00	$97.91	$98.89	$106.87	$113.22	$114.74	$117.35	$119.99	$118.51	$125.57	$127.14	$132.63

	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04

Lodgian, Inc.	$136.95	$151.62	$116.57	$104.76	$93.97	$66.98	$62.22	$66.16	$62.86	$65.40	$67.37	$78.10
Dow Jones US Hotels Index	$144.84	$150.09	$152.28	$158.68	$164.46	$172.90	$168.67	$167.07	$177.56	$185.10	$195.82	$217.33
Dow Jones Wilshire 5000	$135.45	$137.22	$135.58	$132.56	$134.19	$136.80	$131.43	$131.64	$133.81	$135.94	$142.07	$147.02

Equity Compensation Plan Information
      The following table provides aggregate information regarding grants under all equity compensation plans of Lodgian through February 28, 2005.

Number of Securities
	Number of Securities			Remaining Available for
	to be Issued			Future Issuance Under
	Upon Exercise of		Weighted-Average	Equity Compensation
	Outstanding Options,		Exercise Price of	Plans (Excluding
	Restricted Stock Units,		Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights		Warrants and Rights	1st Column)

Equity compensation plans approved by security holders	600,320	(1)(2)	$11.47	2,307,084	(3)

(1)	All of the awards have been granted under the Amended and Restated Stock Incentive Plan.

(2)	The number excludes options to purchase up to an additional 50,000 shares of common stock, and/or shares of restricted common stock, that, subject to the approval of our board of directors, we have agreed to issue to Mr. Parrington under the Amended and Restated Stock Incentive Plan, the number of such shares and vesting of which will be determined based on the achievement of certain company performance objectives.

(3)	After taking into account the outstanding options, the exercised options and the shares of restricted common stock, we have 2,307,084 shares of common stock available for grant under the Amended and Restated Stock Incentive Plan.
Other Information
      As of the date of this proxy statement, the Compensation Committee has not determined any other awards to be granted for the current fiscal year; therefore, the amount of additional grants that may be made in fiscal year 2005 under the Amended and Restated Stock Incentive Plan cannot be determined.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
      Subject to stockholder approval, the Audit Committee of the board of directors has appointed the firm of Deloitte & Touche LLP, independent certified public accountants, to be Lodgian’s independent certified public auditors for the fiscal year ending December 31, 2005. Deloitte & Touche LLP also served as Lodgian’s independent certified public auditors for each of the fiscal years ended December 31, 2003 and 2004. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Audit Fees
      The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2003 and 2004 and for the reviews of our financial statements included in our Quarterly Reports on Form 10-Q for the respective year totaled $771,000 and $1,661,080 respectively.
Audit-Related Fees
      Deloitte & Touche LLP provided other audit-related services for assurance and related services during the years ended December 31, 2003 and 2004. The aggregate fees for these services totaled $242,690 and $419,675 respectively.

Tax Fees
      During the fiscal years ended December 31, 2003 and 2004, Deloitte & Touche LLP also provided services related to sales, use and property tax compliance. The aggregate fees for these services totaled $392,900 and $338,477 respectively.
All Other Fees
      There were no other fees billed by Deloitte & Touche LLP for other services for 2003 and 2004.
Consideration of Non-Audit Services Provided by the Independent Auditors
      The Audit Committee pre-approves all non-audit services provided by our independent auditors, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent auditors.
Vote Required and Board Recommendation
      Approval of the ratification of the appointment of our independent auditors will require the affirmative vote of a majority of the total number of shares of common stock represented in person or by proxy at the annual meeting and entitled to vote.
      The board of directors recommends that the stockholders vote FOR ratification of the appointment of Deloitte & Touche LLP as Lodgian’s independent auditors for the year ending December 31, 2005.
OTHER BUSINESS
      The board of directors does not intend to bring any other business before the meeting, and, as far as is known by the board, no matters are to be brought before the meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business which may properly come before the meeting, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
ANNUAL REPORT AND FINANCIAL STATEMENTS
      A copy of Lodgian’s 2004 Annual Report to Stockholders, including audited financial statements, was mailed to all of our stockholders, along with this proxy statement. The Annual Report to Stockholders, however, is not part of the proxy soliciting material. ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS AND COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM LODGIAN OR ARE AVAILABLE ON THE COMPANY’S WEBSITE, WWW.LODGIAN.COM. ANY REQUESTS FOR COPIES SHOULD BE DIRECTED TO LODGIAN, INC., 3445 PEACHTREE ROAD, N.E., SUITE 700, ATLANTA, GEORGIA 30326. ATTENTION: INVESTOR RELATIONS DEPARTMENT.
SOLICITATION OF PROXIES
      The proxy accompanying this proxy statement is solicited by the Lodgian board of directors. Proxies may be solicited by officers, directors and regular supervisory and executive employees of Lodgian, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. Lodgian may reimburse brokers and other persons holding shares in their names or in the name of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.

STOCKHOLDERS’ PROPOSALS FOR NEXT ANNUAL MEETING
      Rules of the Securities and Exchange Commission require that we receive any proposal by a stockholder of Lodgian for consideration at the 2006 annual meeting of stockholders no later than November 28, 2005, to be eligible for inclusion in our proxy materials for the 2006 annual meeting. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met.
      In addition, our Amended and Restated Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at the 2006 annual meeting of stockholders must deliver a written notice of the proposal, together with specific information relating to such stockholder’s stock ownership and identity, to our corporate secretary not earlier than January 28, 2006 nor later than February 27, 2006. However, in the event that the annual meeting is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever occurs first.

By order of the Board of Directors,

Daniel E. Ellis
Senior Vice President, General Counsel and Secretary
March 18, 2005
Atlanta, Georgia

COMMON STOCK PROXY
Lodgian, Inc.
3445 Peachtree Road, N.E.
Suite 700
Atlanta, Georgia 30326
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints W. Thomas Parrington and Daniel E. Ellis, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Lodgian, Inc. held of record by the undersigned on March 11, 2005, at the Annual Meeting of Stockholders to be held on April 28, 2005, or any adjournment or postponement thereof, as designated hereon and in their discretion as to other matters.
     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
     The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” each nominee for director and “FOR” each of the other Proposals listed below. The proxies will vote the shares represented by this proxy in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment of postponement thereof.
     I PLAN TO ATTEND MEETING      ☐

BY MAIL	BY TELEPHONE	THROUGH THE INTERNET

Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 563994 Charlotte, NC 28256-9912	Or	(Available only until 3:00 pm EDST
on April 27, 2005)
Call toll free 1-866-289-1751 on
any touch-tone telephone to authorize
the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.	Or	(Available only until 3:00 pm EDST
on April 27, 2005)
Access the website at:
https://www.proxyvotenow.com/lgn
to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 and “FOR” PROPOSAL 2.

Proposal 1 —	Election of the following Nominees as Directors:
☐ FOR all Nominees listed below (except as marked to the contrary)                           ☐ WITHHELD For all Nominees listed below
Nominees: (01) Sean F. Armstrong, (02) Russel S. Bernard, (03) Stewart J. Brown, (04) Kenneth A. Caplan, (05) Stephen P. Grathwohl, (06) Dr. Sheryl E. Kimes, (07) Kevin C. McTavish, (08) W. Thomas Parrington
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above.)

Proposal 2 —	Ratification of the appointment of Deloitte & Touche LLP as our independent public auditors:
☐ FOR                                                      ☐ AGAINST                                                      ☐  ABSTAIN
     PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.

Date

Signature

Signature if held jointly

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE.